Exhibit 99.1

News Release

SuperGen Reports 2009 First Quarter Financial Results

Reports First Quarter Net Income of $4 Million

Dacogen Royalty Revenue Increases 59% from Same Prior Year Period

DUBLIN, Calif., April 27, 2009 — SuperGen, Inc. (NASDAQ: SUPG) today reported financial results for the first quarter ended March 31, 2009.

“SuperGen made significant progress with respect to the discovery and development of novel drugs during the first quarter of 2009,” said James S.J. Manuso, Ph.D., President and Chief Executive Officer.  “Our DNA damage repair inhibitor, MP-470, has now been in more than 100 patients, the Company’s first-in-class PIM kinase inhibitor, SGI-1776, entered Phase I clinical trials, and the discovery of a series of drug candidates for the inhibition of the Etk/Bmx protein was recently announced at the 100th Annual Meeting of the American Association for Cancer Research.  We continue to maintain a strong financial position, with sufficient operating cash to fund the development initiatives planned for 2009, and well into the following year.”

Total revenues for the 2009 first quarter consisted entirely of royalty revenue which was $12.9 million, compared with $8.1 million for the same prior year period.  Royalty revenue is earned pursuant to the license agreement entered into with MGI PHARMA (acquired by Eisai Corporation of North America in January 2008) during 2004, which granted MGI PHARMA exclusive rights to the development, manufacture, commercialization and distribution of Dacogen® (decitabine) for Injection.  The Company generally recognizes royalty revenue on a cash basis when it is received.

Excluding gain on sale of products, total costs and operating expenses for the 2009 first quarter were $9.6 million, compared with $11 million for the same prior year period.  The primary reasons for the decrease in total costs and operating expenses for the 2009 first quarter were lower research and development costs due to a shift in the timing of costs incurred for product development activities and a reduction in general and administrative expenses due in part to lower corporate costs and the cessation of our European operations in the prior year.  Stock-based compensation expense, which is included in operating expenses, was $600,000 for the 2009 first quarter, compared with $747,000 for the same prior year period.

The gain on sale of products for the 2009 first quarter was $500,000 compared with $1 million for the same prior year period.  The gain on sale of products for the 2009 first quarter related to the receipt of an additional milestone payment resulting from the sale in a prior year of the worldwide rights for Nipent® (pentostatin for injection) to Mayne Pharma (acquired by Hospira, Inc. in February 2007).  The gain on sale of products for the 2008 first quarter reflects receipt of an indemnification holdback relating to this transaction.

The Company reported net income for the 2009 first quarter of $4 million, or $0.07 per basic and diluted share, compared with a net loss of $1.1 million, or $0.02 per basic and diluted share, for the same prior year period.

As of March 31, 2009, the Company had approximately $91.8 million in unrestricted cash, cash equivalents and current and non-current marketable securities compared to $88.3 million at December 31, 2008.

2009 Revised Financial Guidance

The revised annual financial guidance for 2009 is as follows:

•                  Royalty revenue is still expected to increase by up to 10% from the prior year to a range from $38 million to $42 million.

•                  Research and development expenses are expected to increase from the prior year, but have been revised slightly downward from the initial guidance, to a range from $36 million to $38 million.  The growth in research and & development expenses continue to be influenced by increasing costs related to clinical trial programs, primarily for MP-470 and SGI-1776, and ongoing product development efforts.

•                  General and administrative expenses have been reduced from our initial guidance to a range from $9.75 million to $10.25 million.

•                  During 2009, no additional gain on sale of products resulting from the previous sale of our commercial business is anticipated beyond the $500,000 already received during the 2009 first quarter.

•                  The annual net loss is expected to be in a range from $5 million to $6.5 million.

•                  Included in total operating expenses are non-cash stock-based compensation expenses estimated at $3 million.  Excluding the non-cash expenses from the estimated net loss for 2009, the adjusted net loss results in a basic non-GAAP cash burn in a range from $2 million to $3.5 million.

•                  The Company continues to remain debt-free and does not plan to access the capital markets for operational purposes during 2009.

•                  Average annual shares outstanding are expected to be approximately 59.2 million common shares.

Recent Corporate News:

April 2009:  The Company highlighted data from several developmental programs at the 100th Annual Meeting of the American Association for Cancer Research (AACR) which took place April 18 — 22, 2009 in Denver, Colorado.  Data concerning the PIM kinase inhibitor SGI-1776 was presented in oral and poster presentations as well as a poster presentation of the new, first-in-class inhibitors of Etk/Bmx.

An oral presentation (Abstract No. 2013) held on Monday, April 20th, entitled “Discovery of SGI-1776, a potent and selective PIM-1 kinase inhibitor,” discussed SGI-1776 development strategies for potency and selectivity against the PIM-1 kinase, for which a first-in-human study was recently initiated in patients with hormone and docetaxel refractory prostate cancer and relapsed/refractory non-Hodgkin’s lymphoma.

A poster presentation (Abstract No. 3743) entitled “SGI-1776: A novel PIM kinase inhibitor with potent preclinical activity against Acute Myeloid Leukemia (AML)” discussed preclinical results of low nanomolar concentrations of SGI-1776 potently diminishing cell viability in human AML cell lines.  SGI-1776 inhibited tumor growth significantly more effectively in xenograph models than administration of standard of care agents cytarabine and daunorubicin. A follow on Phase I AML trial is planned to be initiated later this year, or early next year, after the first few cohorts of patients have been treated in the current Phase I lymphoma and prostate trial.

The Company also announced at AACR that it has identified a new class of small molecules which successfully inhibit Etk/Bmx kinase in preclinical cancer models (Abstract No. 3745).  Entitled “Targeting Etk/Bmx kinase with small molecule inhibitors,” the poster highlighted data indicating that our lead compounds in this class inhibit the autophosphorylation of Etk, the activation of STAT3 downstream of EGF stimulation, and inhibit the colony formation of prostate and liver cancer cells lines in soft agar.

Conference Call Information

SuperGen will host a conference call to discuss the results of the 2009 first quarter financial results today at 1:30 p.m. PT / 4:30 p.m. ET.  A live webcast of the conference call is accessible via the investor relations section of the Company’s web site at http://ir.supergen.com.  A webcast replay of the conference call will be available for 90 days.

About SuperGen

Based in Dublin, California, SuperGen is a pharmaceutical company dedicated to the discovery and development of novel cancer therapies. SuperGen is developing a number of therapeutic anticancer products focused on kinase and cell signaling inhibitors and DNA methyltransferase inhibitors.  For more information about SuperGen, please visit http://www.supergen.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor created thereby.  The actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties.  These forward-looking statements include statements regarding SuperGen’s expectations regarding the various abilities of MP-470, including its Phase I and multi-arm Phase Ib clinical trial, expectations regarding the various abilities of SGI-1776, expectations about SuperGen’s ability to remain debt-free and to avoid accessing the capital markets for fund-raising in this fiscal year, expectations about increases in  royalty revenue, gains from sales of non-core assets, decreases in certain operating expenses, increases in research and development expenses, estimates of the 2009 net loss, expectations that SuperGen will receive the balance of the purchase price for Nipent from Mayne Pharma, as well as SuperGen’s expectations and successful development of all its pipeline products.  Important factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, but are not limited to, the ability of Eisai to generate global sales of Dacogen, risks and uncertainties related to the achievement of developmental milestones with respect to the compounds acquired in the Montigen acquisition, the research and development of MP-470 or SGI-1776, and the satisfaction of the contingencies related to the sale of the worldwide rights to Nipent to Mayne Pharma.  In general, our future success is dependent upon numerous factors, including our ability to generate pre-clinical development candidates for selection into clinical testing, obtaining regulatory approval of product development programs, conducting and completing clinical trials and obtaining regulatory approval of our products and product candidates, and creating opportunities for future commercialization of compounds.  Our future revenue and operating and net income or loss could be worse than anticipated if demand for our products is less than expected, or if the introduction of new products is delayed, for any reason, including regulatory delay. References made to the discussion of risk factors are detailed in the Company’s filings with the Securities and Exchange Commission including reports on its most recently filed Form 10-K and Form 10-Q.  These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update or revise the information contained in any such forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Timothy L. Enns	Susanna Chau
SuperGen, Inc.	SuperGen, Inc.
SVP, Corporate Communications & Business Development	Investor Relations Manager
Tel: (925) 560-2810	Tel: (925) 560-2845
E-mail: tenns@supergen.com	E-mail: schau@supergen.com

Consolidated Statements of Operations and Balance Sheets to follow

SUPERGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008

Revenues:
Royalty revenue	$12,913	$8,138
Total revenues	12,913	8,138

Operating expenses:
Research and development	7,334	7,946
General and administrative	2,225	3,077
Gain on sale of products	(500)	(1,000)
Total operating expenses	9,059	10,023

Income (loss) from operations	3,854	(1,885)

Interest income	270	806
Other income	—	9
Income (loss) before income tax	4,124	(1,070)

Income tax provision	(130)	—

Net income (loss)	$3,994	$(1,070)
Net income (loss) per common share:
Basic	$0.07	$(0.02)
Diluted	$0.07	$(0.02)
Weighted average shares outstanding:
Basic	59,084	57,520
Diluted	59,091	57,520

SUPERGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31,	December 31,
	2009	2008
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$46,455	$48,908
Marketable securities	43,677	37,787
Prepaid expenses and other current assets	1,937	1,307
Total current assets	92,069	88,002

Marketable securities, non-current	1,629	1,617
Property, plant and equipment, net	4,704	4,437
Goodwill	731	731
Other intangibles, net	—	106
Restricted cash and investments, non-current	2,256	2,367
Other assets	506	505
Total assets	$101,895	$97,765

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,317	$2,614
Accrued liabilities	508	422
Payable to AVI BioPharma	565	565
Deferred gain on sale of products to Hospira, Inc.	125	125
Accrued payroll and employee benefits	2,862	2,903
Total current liabilities	6,377	6,629

Deferred rent	577	645
Total liabilities	6,954	7,274

Total stockholders’ equity	94,941	90,491
Total liabilities and stockholders’ equity	$101,895	$97,765